EXHIBIT 99.(d)
                    Florida Progress Corporation
                         Investor Information
                         One Progress Plaza
                      St. Petersburg, FL  33701
                         Fax:  (813) 824-6401

Analysts' Contacts:
Richard R. Champion, Director, Investor Relations  (813) 824-6428
Mark A. Myers, Manager, Investor Communications  (813) 824-6422

                                                            January 24, 1994

Florida Progress reports increase in 1993 earnings

Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported 1993 consolidated earnings of $196.6 million, compared with $175.7 million earned a year ago. Revenues for 1993 totaled $2.449 billion, compared with $2.095 billion in 1992. Earnings per share for 1993 were $2.23, compared with $2.06 a share a year ago.

Improved operating results at Florida Power - the largest subsidiary of Florida Progress - was the main reason for the company's higher earnings in 1993. Florida Power earned $181.5 million, or $2.06 per share, on revenues of $1.958 billion in 1993, compared with earnings of $170.2 million, or $1.99 a share, on revenues of $1.774 billion in 1992.

In November 1993, the utility began collecting the third, and final, part of an $86-million base rate increase granted by the Florida Public Service Commission. The first phase of the increase, which was effective in part in April 1992 and in total by November 1992, resulted in additional annual revenues of $58 million. In April 1993, Florida Power began collecting the second step, or approximately $10 million in annualized revenues. The final phase of the increase will result in about $18 million in additional annual revenues.

Revenues also increased at Florida Power in 1993 because retail kilowatt-hour sales climbed by 5.3 percent during the year, compared with 1992 sales. Customer growth and higher customer usage contributed to the higher energy sales.

Unseasonably hot weather across Florida during the year resulted in the average Florida Power residential customer using more electricity in 1993 than the year before. Energy sales also rose because customer growth at the utility was 2.7 percent in 1993, compared with 2 percent in 1992. Florida Power's purchase in April 1993 of the city of Sebring's electrical distribution system, including its 12,500 customers, caused the utility's growth rate to increase for the year from 2 percent to 2.7 percent.

A 1-percent increase in the federal corporate income tax rate - and its related impact on accounting for long-term leveraged leases - lowered Florida Progress' consolidated earnings in 1993 by $6.4 million, or 7 cents a share. Retroactive to the beginning of 1993, the higher tax rate was part of new federal tax legislation that was signed into law in August of last year. At Florida Power, the tax law reduced 1993 earnings by $2.8 million, or 3 cents per share.

A voluntary, early retirement program, offered last month to more than 200 employees, resulted in a negative earnings impact of $3.4 million, or 4 cents per share, to Florida Power in 1993. The program is expected to impact utility earnings in 1994 by approximately $8 million.

Earnings in 1993 from Florida Progress' diversified operations were $14.3 million, or 16 cents per share, up from the $5.5 million, or 7 cents a share, earned in 1992. In the fourth quarter of 1992, Florida Progress' real estate unit established a loss provision in response to Florida's weak real estate market. On a comparative basis, this provision allowed the unit to report an improvement in 1993 results. The after-tax effect of this reserve reduced 1992 earnings by $7.4 million, or 9 cents a share.

Florida Progress' two main diversified businesses - its coal mining and transportation unit and its life insurance company - reported higher earnings in 1993. Earnings at Electric Fuels Corporation were higher during the year primarily because of improved results from its marine operations and the impact of a large acquisition completed in June 1993. The purchase of the assets of a rail car services and parts reconditioning firm boosted Electric Fuels' earnings during the second half of the year. Mid-Continent Life Insurance Company posted modest earnings growth in 1993, largely because of higher sales volume. The insurance unit continued a strategy of expanding its regional office network during the year.

Florida Progress' lending and leasing unit reported lower 1993 results, compared with the prior year, primarily because the new federal tax law had a negative impact on the accounting for the company's long-term leveraged leases. Overall, the new tax law lowered the earnings improvement from the company's diversified operations by $3.6 million, or 4 cents a share in 1993.

1993 FOURTH QUARTER RESULTS

Earnings for the fourth quarter of 1993 from Florida Progress' consolidated operations were $37.2 million, or 42 cents per share, on revenues of $633.5 million, compared with earnings of $36.1 million, or 41 cents per share, on revenues of $493.5 million a year ago.

Florida Power earned $29.4 million, or 33 cents per share, on revenues of $479.7 million in the quarter ended December 31, 1993, compared with $35.8 million, or 41 cents a share, on revenues of $407.7 million in the prior-year quarter.

In 1992, Florida Power filed a request with the Federal Energy Regulatory Commission to increase base rates for wholesale and transmission customers consistent with the new rates for retail customers. As a result of its wholesale settlement agreement, Florida Power recorded a one-time, retroactive depreciation expense reduction that increased earnings in the fourth quarter of 1992 by $5.6 million, or 6 cents a share.

Earnings from diversified operations increased to $7.8 million, or 9 cents a share, in the fourth quarter of 1993, compared with the $300,000 earned in the same period in 1992. Higher quarterly earnings at Electric Fuels in 1993, related to its rail services acquisition, and improved results from Florida Progress' real estate unit were the main reasons for the rise in fourth-quarter earnings. A year ago, in the fourth quarter of 1992, the real estate unit recognized an after-tax loss reserve of $7.4 million.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of more than $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.

Florida Progress Corporation
Selected Financial Information (Unaudited)
(In millions)

                              Three Months Ended                 Twelve Months Ended
                                December 31      Percent           December 31      Percent
                                  1993     1992  Change              1993     1992  Change
Revenues:
  Electric utility              $479.7   $407.7     17.7         $1,957.6 $1,774.1     10.3
  Diversified                    153.8     85.8     79.3            491.4    321.2     53.0
                              -------- --------                  -------- --------
    Total revenues               633.5    493.5     28.4          2,449.0  2,095.3     16.9
                              -------- --------                  -------- --------
Expenses:
  Electric utility:
    Fuel and purchased power     165.6    132.6     24.9            658.5    608.6      8.2
    Other oper. & maintenance    144.0    112.8     27.7            514.8    450.6     14.2
    Depr. and other taxes         98.3     79.9     23.0            392.8    347.8     12.9
                              -------- --------                  -------- --------
      Total utility expenses     407.9    325.3     25.4          1,566.1  1,407.0     11.3
  Diversified                    139.5     76.6     82.1            440.3    283.5     55.3
                              -------- --------                  -------- --------
      Total expenses             547.4    401.9     36.2          2,006.4  1,690.5     18.7
                              -------- --------                  -------- --------
Income from operations            86.1     91.6     (6.0)           442.6    404.8      9.3
Interest expense and other        33.0     41.6    (20.7)           136.4    140.6     (3.0)
                              -------- --------                  -------- --------
Income before income taxes and
  change in accounting            53.1     50.0      6.2            306.2    264.2     15.9
Income taxes                      15.9     13.9     14.4            110.4     88.5     24.7
                              -------- --------                  -------- --------
Income before cum. effect of
  change in accounting            37.2     36.1      3.0            195.8    175.7     11.4
Cumulative effect of change in
  accounting for income taxes      -        -        -                0.8      -        -
                              -------- --------                  -------- --------
Net Income                       $37.2    $36.1      3.0           $196.6   $175.7     11.9
                              ======== ========                  ======== ========

Florida Progress Corporation
Selected Financial Information (Unaudited)

                                  Three Months Ended Percent  Twelve Months Ended Percent
                                     December 31    Positive     December 31     Positive
                                    1993     1992   (Negative)  1993      1992   (Negative)
                                  -------- -------- --------  -------- --------- --------
Earnings Per Share:
 Florida Power Corporation           $0.33    $0.41    (19.5)    $2.06     $1.99      3.5
                                  -------- --------           -------- ---------
 Electric Fuels Corporation           0.06     0.04     50.0      0.17      0.14     21.4
 Mid-Continent Life Insurance Co.     0.02     0.03    (33.3)     0.10      0.09     11.1
 Progress Credit Corporation
   Lending and Leasing                0.03     0.01    200.0      0.02      0.05    (60.0)
   Real Estate                       (0.01)   (0.11)    90.9     (0.08)    (0.19)    57.9
 Corporate and other                 (0.01)    0.03     -        (0.05)    (0.02)  (150.0)
                                  -------- --------           -------- ---------
 Diversified                          0.09     -        -         0.16      0.07    128.6
                                  -------- --------           -------- ---------
 Income before change in acct.        0.42     0.41      2.4      2.22      2.06      7.8
 Change in accounting for def. tax    -        -        -         0.01      -        -
                                  -------- --------           -------- ---------
 Total                               $0.42    $0.41      2.4     $2.23     $2.06      8.3
                                  ======== ========           ======== =========


Average shares outstanding (mill.)    89.0     87.2      2.1      88.3      85.4      3.4
Dividends per share                 $0.495   $0.485      2.1    $1.950    $1.905      2.4
Book value per share                                            $20.40    $19.85      2.8

                                                                                December 31
                                     December 31                         1993                1992
                                    1993     1992                        Amount   Percent    Amount  Percent
                                  -------- --------                    --------- --------  ---------
- --------
Equity investments (percent):                       Capitalization (in millions):
 Florida Power Corporation              84       84     Common stock    $1,820.5     45.1   $1,737.6    45.6
 Electric Fuels Corporation              8        7     Preferred stock    148.5      3.7      216.0     5.7
 Mid-Continent Life Insurance Co.        4        4     Long-term debt   1,866.6     46.2    1,656.4    43.4
 Progress Credit Corporation             4        5     Short-term
                                                          capital          201.6      5.0      201.9     5.3
                                  -------- --------                    --------- --------  ---------
- --------
   Total                               100      100       Total         $4,037.2    100.0   $3,811.9   100.0
                                  ======== ========                    ========= ========  =========
========

Florida Power Corporation
Selected Statistical Data (Unaudited)
(In millions, except billing degree days)


                          Three Months Ended            Twelve Months Ended
                           December 31       Percent     December 31       Percent
                            1993     1992    Change       1993     1992    Change
                          -------- -------- --------    -------- -------- --------
Revenues:
  Residential               $261.9   $220.6     18.7    $1,058.7   $928.8     14.0
  Commercial                 116.7    103.2     13.1       457.9    415.9     10.1
  Industrial                  41.0     35.6     15.2       161.9    138.3     17.1
  Other retail sales          27.0     24.7      9.3        99.7     92.6      7.7
                          -------- --------             -------- --------
                             446.6    384.1     16.3     1,778.2  1,575.6     12.9
  Sales for resale            34.9     25.0     39.6       122.3    100.5     21.7
                          -------- --------             -------- --------
                             481.5    409.1     17.7     1,900.5  1,676.1     13.4
  Other electric revenues      5.6     (0.5)    -           66.1     57.8     14.4
  Deferred fuel               (7.4)    (0.9)    -           (9.0)    40.2     -
                          -------- --------             -------- --------
      Total                 $479.7   $407.7     17.7    $1,957.6 $1,774.1     10.3
                          ======== ========             ======== ========

Kilowatt-hour sales billed:
  Residential              3,196.3  2,997.5      6.6    13,372.6 12,825.8      4.3
  Commercial               1,995.2  1,886.1      5.8     7,884.8  7,544.1      4.5
  Industrial                 846.6    806.0      5.0     3,380.8  3,254.5      3.9
  Other retail sales         499.3    472.1      5.8     1,890.1  1,789.6      5.6
                          -------- --------             -------- --------
                           6,537.4  6,161.7      6.1    26,528.3 25,414.0      4.4
  Sales for resale           682.0    518.8     31.5     2,119.5  1,961.5      8.1
                          -------- --------             -------- --------
      Total electric sales 7,219.4  6,680.5      8.1    28,647.8 27,375.5      4.6
                          ======== ========             ======== ========

System Requirements (KWH)    7,005    6,466      8.3      30,244   28,701      5.4

Retail KWH Sales
  (Billed & Unbilled)        6,326    5,812      8.8      26,774   25,418      5.3

Billing Degree Days:
  Cooling                      735      755     (2.6)      3,581    3,571      0.3
  Heating                       96       94      2.1         409      461    (11.3)


Note: Total revenues include billed revenues and unbilled revenues that are accrued for accounting purposes. Statistics for total kilowatt-hour sales only include billed kilowatt-hour sales. The statistic for system requirements is based on total system generation, so it includes billed and unbilled sales. Since system requirements include billed and unbilled kilowatt-hour sales, it is a better measure of total sales growth.